Exhibit AA

40.  Attach as Exhibit AA a description of safeguards, policies, and procedures implemented by the applicant to prevent the misappropriation or misuse of (a) any confidential information received by the applicant, including, but not limited to, trade data, position data, and any nonpublic personal information about a market participant or any of its customers; (b) material, nonpublic information; and/or (c) intellectual property by applicant or any person associated with the applicant for their personal benefit or benefit of the others.

The DTCC Global Privacy Policy (Exhibit Z1) address the steps that DDR takes to prevent the misappropriation or misuse of any confidential or non public personal information received by the applicant. The DDR Code of Conduct (Exhibit AA1) is a control DDR has in place to address the misappropriation or misuse of intellectual property by the applicant or any person associated with the applicant.  Note that the both documents have been reviewed as part of DDR's SBSDR registration process, and must go through appropriate governance processes.  Accordingly, they have been provided in redline form.